Exhibit 99.1

ENTERTAINMENT PROPERTIES TRUST

NOTICE OF REDEMPTION OF

7.375% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES

October 5, 2012

To:	Holders of Entertainment Properties Trust 7.375% Series D Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”) (NYSE: EPR PrD — CUSIP No.: 29380T501)

Pursuant to the Articles Supplementary Designating the Powers, Preferences and Rights of the Series D Preferred Shares (the “Articles Supplementary”) supplementing the Amended and Restated Declaration of Trust, as amended, of Entertainment Properties Trust, a Maryland real estate investment trust (the “Company”), the Company is hereby providing notice to you of the Company’s intention to redeem all outstanding Series D Preferred Shares, and the following information in connection with such redemption:

1. The redemption date will be November 5, 2012.

2. The Series D Preferred Shares will be redeemed at a redemption price of $25.00 per share, plus $0.18 per share, the amount equal to all dividends accrued and unpaid thereon through the redemption date.

3. The total number of Series D Preferred Shares to be redeemed by the Company pursuant to Section 6 of the Articles Supplementary is 4,600,000, representing all of the issued and outstanding Series D Preferred Shares. All of the Series D Preferred Shares held by you will be redeemed by the Company. On the redemption date, all Series D Preferred Shares will cease to accrue dividends.

4. If you hold Series D Preferred Shares through the Depository Trust Company, such shares will be redeemed in accordance with the Depository Trust Company’s procedures.

5. Subject to applicable escheat laws, any moneys set aside by the Company and unclaimed at the end of two years from the redemption date will revert to the general funds of the Company, after which reversion the holders of the Series D Preferred Shares called for redemption may look only to the general funds of the Company for the payment of the redemption price.

6. Upon deposit by the Company of the redemption price in trust for the account of the holders of the Series D Preferred Shares and from and after the redemption date, such shares will no longer be deemed to be outstanding and all rights with respect to such shares will forthwith cease and terminate (including, but not limited to, the right to receive dividends from and after the redemption date) except only the right of the holders thereof to receive, out of the funds so deposited in trust, from and after such date, the amount payable upon the redemption thereof, without interest.

7. Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to the Company’s transfer agent, Computershare Trust Company, N.A., at 1-800-884-4225.

Sincerely,

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Senior Vice President, Treasurer and Chief Financial Officer